Exhibit 10.2

AMTRUST FINANCIAL SERVICES, INC.
2010 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

AmTrust Financial Services, Inc., a Delaware corporation, (the “Company”), hereby grants restricted stock units (“RSUs”) relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee (“you”, or the “Grantee”), subject to the vesting conditions set forth in this Agreement. This grant is subject to the terms and conditions set forth in (i) this Agreement, and (ii) the 2010 Omnibus Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Award of RSUs	You have been granted ________ RSUs, subject to the terms and conditions of this Agreement and the Plan.
Grant Date	The effective date of this grant of RSUs is _______ ____, 20__ (“Grant Date”).
Vesting Schedule
The RSUs shall vest in four equal installments of 25% on each of the first, second, third and fourth anniversaries of the Grant Date, provided you remain in Service (as defined below) on the vesting date.

“Service” means that you are currently an employee of the Company or an Affiliate, are a member of the Company’s Board of Directors, or are otherwise providing services to the Company or an Affiliate.

RSU Transferability	RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.
Forfeiture of Unvested RSUS
Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional RSUs will vest after your Service has terminated for any reason and you will forfeit to the Company all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Retirement
If your Service terminates because of your Orderly Retirement (as defined below), the RSUs granted under this Agreement will continue to vest in equal installments on each of the remaining vesting dates in accordance with the vesting schedule set forth above.

For purposes of this Agreement, “Orderly Retirement” shall mean the voluntary termination of your employment with the Company and its Affiliates, provided that:

(i) as of the date of such termination, (a) you are at least 55 years of age and have been employed by the Company for at least 10 years, or (b) you are at least 65 years of age and have been employed by the Company for at least 5 years;

(ii) you have notified the Company in writing (a) not less than 18 months in advance of the effective date of termination of your employment if you are at least 55 years of age, or (b) not less than 12 months in advance of the effective date of termination of your employment if you are at least 65 years of age; and

(iii) the Committee (or its delegate), in its discretion, has approved the termination of your employment as an Orderly Retirement, based upon such factors as it shall consider appropriate, which may include (but shall not be limited to) the existence of an approved succession plan for your position, and your compliance (and expected future compliance) with the restrictive covenants set forth in this Agreement.

Death
If your Service terminates because of your death, or if you die following your Orderly Retirement and prior to the full vesting of the RSUs, all of the outstanding unvested RSUs granted under this Agreement will automatically vest, effective as of the date of your death.

Disability
If your Service terminates because of your Disability (as defined below), all of the outstanding unvested RSUs granted under this Agreement will automatically vest, effective as of the date of your Disability.

For purposes of this Agreement, “Disability” shall mean that the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits (for a period of not less than 3 months) under a long-term disability plan of the Company or an Affiliate.

Termination For Cause
If your Service is terminated for Cause (as defined below), then you shall immediately forfeit all rights to your vested (but undelivered) and unvested RSUs and this award shall immediately terminate.

For purposes of this Agreement, “Cause” shall mean (a) willful misconduct or gross negligence; (b) conviction of a felony or conviction of a crime involving moral turpitude; (c) any act constituting fraud or the misappropriation or embezzlement of money or other property of the Company; and (d) any willful act or course of conduct constituting an abuse of office or authority which has a material adverse impact on the Company’s reputation or financial condition.

Termination without Cause within 12 Months of Change in Control
If your Service is terminated by the Company without Cause within 12 months following the effective date of a “Change in Control,” the Board or the Committee may accelerate the vesting of all or any portion of this award of RSUs. Further, in the event that a Change in Control that also constitutes a “change in control event” (within the meaning of Treasury Regulation § 1.409A-3(i)(5)) occurs following your Orderly Retirement and prior to the full vesting of the RSUs, the Board or the Committee, in its discretion, may accelerate the vesting and payment of all of the outstanding unvested RSUs granted under this Agreement, to a time otherwise permitted under Section 409A of the Code, in accordance with the requirements, restrictions and limitations of Treasury Regulation § 1.409A-3(j).

For purposes of this Agreement: “Change in Control” shall mean:

(i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) other than Barry Zyskind, George Karfunkel, Leah Karfunkel, any of their spouses or lineal descendants, any trust or charitable foundation controlled by any of them or their lineal descendants, any subsidiary or any employee benefit plan of the Company or a subsidiary or former subsidiary, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50% of more of the total voting power of the Company’s then outstanding stock;

(ii) a tender offer (for which a filing has been made with the Securities and Exchange Commission (the “SEC”) that purports to comply with the requirements of Section 14(d) of the Exchange Act, and the corresponding SEC rules) is made for the stock of the Company. In case of a tender offer described in this paragraph (ii), the “Change in Control” will be deemed to have occurred any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 50% or more of the total voting power of the Company's outstanding stock; or

(iii) individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

Share Delivery Pursuant to Vested Units; Withholding Tax
On the vesting date (or as soon as practicable thereafter but in no event after the later of (i) the last day of the calendar year in which the shares vest, or (ii) the date that is 2½ months after the applicable vesting date), at the Company’s option, (a) a brokerage account in your name will be credited with Stock representing the number of shares that vested under this grant (the “Vesting Shares”), or (b) the Company shall physically deliver the Vesting Shares. If the vesting date is not a trading day, the Stock will be delivered on the next trading day.

The Company will determine the number of the Vesting Shares necessary to cover the statutory minimum amount (or such other amount determined by the Company as will not cause a negative accounting impact to the Company) of federal, state, local, and foreign taxes that the Company is required to withhold with respect to the delivery of the Vesting Shares, rounding up to the nearest whole Share of Stock (the “Withholding Shares”). By accepting this award of RSUs, you irrevocably authorize and direct the Company to withhold the Withholding Shares from the Vesting Shares at the time of delivery thereof to be used to fund the payment of the withholding taxes and instruct the Company to deliver the remaining Vesting Shares to your account.

If the Company or any Affiliate is required to withhold any federal, state, local or foreign taxes at any time other than upon delivery of Stock under this Agreement, then the Company or Affiliate (as applicable) shall have the right in its sole discretion to (i) require the Grantee to pay or provide for payment of the required tax withholding, or (ii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Grantee’s separation from service (within the meaning of Section 409A of the Code), (i) the Grantee is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that the RSUs constitute deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not deliver the Stock underlying the vested RSUs on the otherwise scheduled payment date, but such Stock shall instead be delivered on the first business day of the seventh month after such six-month period.

The purchase price for the vested Stock is deemed paid by your prior services to the Company. Withholding shall only be applicable to employees of the Company.

Forfeiture and Recapture Rights Under Section 10 of the Plan
By accepting this award of RSUs, you acknowledge and agree that the RSUs and the Award Gain (as defined in Section 10 of the Plan) with respect to any Stock delivered hereunder shall be subject to forfeiture and repayment to the Company as provided in Section 10 of the Plan upon the occurrence of a Forfeiture Event (as defined therein), including your violation of any of the non-competition, non-solicitation or non-disclosure restrictions set out in Section 10 of the Plan. The provisions of this paragraph and of Section 10 of the Plan shall survive and continue in full force in accordance with their terms notwithstanding any termination of your Service or the delivery of any Stock pursuant to the RSUs as provided herein.

No Right to Employment	Neither your RSUs nor this Agreement give you the right to be retained by the Company in any capacity and your Service may be terminated at any time and for any reason.
No Shareholder Rights
You have no rights as a shareholder unless and until the Stock relating to the RSUs has been issued to you (or an appropriate book entry has been made). You will not be entitled to receive any dividends or dividend equivalent payments with respect to the RSUs.

Applicable Law	This Agreement shall be governed by the laws of the State of New York, with consent to jurisdiction by you in the State of New York or the U.S. District Court for the Southern District of New York.
Adjustments	The number and kind of shares of Stock deliverable pursuant to the RSUs are subject to adjustment as provided in Section 11(c) of the Plan.

Data Privacy
To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery
Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan and the Plan prospectus.

 This Agreement is not a stock certificate or a negotiable instrument.

By accepting your grant, you agree to the terms and conditions in this Agreement and in the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms and conditions of the Plan. In particular, and without limiting the foregoing:

•	You acknowledge that you have read the forfeiture and repayment provisions of Section 10 of the Plan (the “Restrictive Covenants”).

•	You understand that as a condition to your right to realize and retain value from your award of RSUs under this Agreement, you must comply with the terms and conditions of the Restrictive Covenants.

•	You agree to notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year below.

AMTRUST FINANCIAL SERVICES, INC.

____________________________________        Date: ___________________________
By:
Its:

GRANTEE

____________________________________        Date:____________________________
Name: